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                                  EXHIBIT 99.1




 FOR IMMEDIATE RELEASE CONTACT   Barry Schechter   Donald Radcliffe
                                 President         Radcliffe & Associates, Inc.

        San Diego, California **** December 11, 1996 **** SVI Holdings, Inc. (OTC/BB:SVIH) today announced that it has entered into a partial settlement regarding the preliminary injunction it obtained against certain companies and individuals in order to prevent the transfer of two million shares of its common stock that were pledged by the majority stockholder of SVI to secure a loan which was never funded and whose proceeds were to go to SVI. The preliminary injunction was issued by the federal district court on November 26, 1996.

The partial settelement is with a purchaser that purports to rightfully hold one million shares of the stock that is subject to the preliminary injunction. In consideration for the purchasers waiver of any rights to 500,000 shares of the SVI stock the purchaser claims and an agreement not to take any action to interfere with the preliminary injunction, an unafilliated third party agreed to loan 95,000 shares to a broker-dealer so that the purchaser may meet certain commitments to other buyers in the market. In addition, SVI's majority stockholder has agreed to waive any rights to profits made by the purchaser in the sale of the 95,000 shares.

Barry Schechter, Chief Executive of SVI said "We are continuing our efforts to resolve this situation and to preserve an orderly trading market for SVI's stock while we are pursuing our legal remedies. We are working diligently to seek return of these shares and to be compensated for our damages."


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